Exhibit 99.1

to Form 8-K dated December 23, 2008 for

Seacoast Banking Corporation of Florida

NEWS RELEASE

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

SEACOAST BANKING CORPORATION OF FLORIDA

ELECTS NEW DIRECTOR

STUART, FL, December 22, 2008 – The board of directors of Seacoast Banking Corporation of Florida (NASDAQ-NM: SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, elected H. Gilbert Culbreth, Jr. as a director of the Company on December 19, 2008.  Culbreth, a native of Okeechobee, has been President and owner of Gilbert Chevrolet Company, Inc., a car dealership located in Okeechobee, Florida, for the past 36 years.  In addition, he is President of other family businesses, including Gilbert Oil, Gilbert Golf Cars, Gilbert Snapper and Gil Culbreth Real Estate.  He will serve as a Class I director, with an initial term expiring at the Company’s 2009 annual meeting of shareholders.

Culbreth was a member of the board of directors of Big Lake Financial Corporation (“Big Lake”) for 20 years prior to the acquisition of Big Lake by Seacoast in April 2006.  He has served on the board of directors of Seacoast National Bank since the acquisition.

Culbreth is a former director of the Florida Council on Economic Education, the Okeechobee County Board of Realtors, the Okeechobee Economic Council, and the United Way of Okeechobee and is a member of the Masonic Lodge.

Culbreth attended Indian River Community College and Florida Southern College.  He is a Navy veteran and a member of the First United Methodist Church of Okeechobee.  He and his wife Marie have two children and two grandchildren who all reside in Okeechobee.

“With an acute understanding of business trends and the Big Lake market, Gil Culbreth built one of Okeechobee’s most successful car businesses.  His extensive business experience and knowledge will be invaluable to us in the years ahead.” commented Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast.

Seacoast, with approximately $2.3 billion in assets, is one of the largest independent commercial banking organizations in Florida.  Seacoast has 41 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest areas in the nation.